Exhibit 23.01
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-39212, 333-45237, 333-46803, 333-59458, 333-69818, 333-75236, 333-82941, 333-86178, 333-86188, 333-106395, 333-117908, 333-126352, 333-144590, 333-147136, and 333-223107) on Form S-8, the registration statements (Nos. 333-256347 and 333-72222) on Form S-3, and the registration statements (Nos. 333-190732, 333-204485, and 333-219525) on Form S-4 of our reports dated February 13, 2025, with respect to the consolidated financial statements of VeriSign, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

McLean, Virginia
February 13, 2025